Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael Walsh

Senior Vice President, Finance

(617) 236-3410

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES ANNOUNCES

FIRST QUARTER 2013 RESULTS

Reports diluted FFO per share of $1.06 Reports diluted EPS of $0.31

BOSTON, MA, April 30, 2013 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the first quarter ended March 31, 2013.

Funds from Operations (FFO) for the quarter ended March 31, 2013 were $160.6 million, or $1.06 per share basic and $1.06 per share diluted. This compares to FFO for the quarter ended March 31, 2012 of $166.7 million, or $1.12 per share basic and $1.12 per share diluted. The weighted average number of basic and diluted shares outstanding totaled 151,645,578 and 153,259,143, respectively, for the quarter ended March 31, 2013 and 148,343,382 and 150,140,431, respectively, for the quarter ended March 31, 2012.

The Company’s reported FFO of $1.06 per share diluted was lower than the guidance previously provided of $1.19-$1.21 per share. The Company’s reported FFO included the following items, among others, that were not reflected in the guidance: $0.12 per share of greater than expected general and administrative expense due to the recently announced CEO succession and transition plan and a $0.05 per share impairment charge on a parcel of land located in San Jose, California, offset by $0.03 per share of improvement in portfolio operations.

Net income available to common shareholders was $47.9 million for the quarter ended March 31, 2013, compared to $48.5 million for the quarter ended March 31, 2012. Net income available to common shareholders per share (EPS) for the quarter ended March 31, 2013 was $0.32 basic and $0.31 on a diluted basis. This compares to EPS for the first quarter of 2012 of $0.33 basic and $0.33 on a diluted basis.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter ended March 31, 2013. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of March 31, 2013, the Company’s portfolio consisted of 157 properties, comprised primarily of Class A office space, one hotel, three residential properties and four retail properties, aggregating approximately 44.6 million square feet, including seven properties under construction totaling 2.5 million square feet. In addition, the Company has structured parking for vehicles containing approximately 15.9 million square feet. The overall percentage of leased space for the 147 properties in service (excluding the two in-service residential properties and the hotel) as of March 31, 2013 was 91.7%.

Significant events during the first quarter included:

•

On January 7, 2013, the Company signed a 20-year lease with the General Services Administration for 100% of its approximately 182,000 net rentable square foot previously vacant Three Patriots Park property located in Reston, Virginia.

•

On January 28, 2013, the Company’s Compensation Committee approved a new equity-based, multi-year, long-term incentive program (the “2013 MYLTIP”) in lieu of a 2013 Outperformance Plan as a performance-based component of the Company’s overall compensation program. Under the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 718 “Compensation – Stock Compensation,” the 2013 MYLTIP has an aggregate value of approximately $8.1 million, which amount will generally be amortized into earnings over the five-year plan period under the graded vesting method.

•

On February 5, 2013, the Company used available cash to repay the mortgage loan collateralized by its Kingstowne One property located in Alexandria, Virginia totaling approximately $17.0 million. The mortgage loan bore interest at a fixed rate of 5.96% per annum and was scheduled to mature on May 5, 2013. There was no prepayment penalty.

•

On February 6, 2013, the Company completed the acquisition of 535 Mission Street, a development site, in San Francisco, California for an aggregate purchase price of approximately $71.0 million in cash, including work completed and materials purchased to date. When completed, 535 Mission Street will consist of a 27-story, Class A office tower with approximately 307,000 net rentable square feet of office and retail space. The Company has commenced development of the project.

•

On February 7, 2013, the partner in the Company’s Transbay Tower joint venture issued a notice that it was electing under the joint venture agreement to reduce its nominal ownership interest in the venture from 50% to 5%. On February 26, 2013, the Company issued a notice to the partner electing to proceed with the venture on that basis. As a result, the Company has a 95% nominal interest in and is consolidating the joint venture. On March 26, 2013, the consolidated joint venture completed the acquisition of a land parcel in San Francisco, California which will support a 60-story, 1.4 million square foot office tower known as Transbay Tower. The purchase price for the land was approximately $192.0 million.

•

On February 20, 2013, the foreclosure sale of the Company’s Montvale Center property was ratified by the court. As a result of the ratification, the mortgage loan totaling $25.0 million was extinguished and the related obligations were satisfied with the transfer of the real estate resulting in the recognition of a gain on forgiveness of debt totaling approximately $20.2 million during the first quarter of 2013. The operating results of the property through the date of ratification have been classified as discontinued operations on a historical basis for all periods.

•

On February 28, 2013, a joint venture in which the Company has a 50% interest completed and fully placed in-service Annapolis Junction Building Six, a Class A office property with approximately 120,000 net rentable square feet located in Annapolis, Maryland. The property is currently 49% leased.

•

On March 11, 2013, the Company announced that Owen D. Thomas would succeed Mortimer B. Zuckerman as the Company’s Chief Executive Officer, effective April 2, 2013. Mr. Zuckerman will continue to serve as Executive Chairman for a transition period and thereafter will continue to serve as the Non-Executive Chairman of the Board. In connection with succession planning, the Company and Mr. Zuckerman entered into a Transition Benefits Agreement to recognize his extraordinary services previously rendered and ensure a well-managed transition. If Mr. Zuckerman remains employed by the Company through July 1, 2014, he will be entitled to receive on January 1, 2015 a lump sum cash payment of $6,700,000 and an equity award with a targeted value of $11,062,500. The cash payment and equity award vest one-third on each of March 10, 2013, October 1, 2013 and July 1, 2014, subject to acceleration in certain circumstances. As a result, the Company recognized approximately $6.6 million of compensation expense in the first quarter of 2013. The Company expects to recognize the remaining approximately $11.2 million of compensation expense over the remaining vesting period and, accordingly, expects to expense approximately $2.6 million in each of the 2nd and 3rd quarters of 2013 and approximately $2.0 million in the 4th quarter of 2013 and each of the 1st and 2nd quarters of 2014. In addition, the agreement provides that if Mr. Zuckerman terminates his employment with the Company for any reason, voluntarily or involuntarily, he will become fully vested in any outstanding equity awards with time-based vesting. As a result, during the first quarter of 2013, the Company accelerated the remaining approximately $12.9 million of stock-based compensation expense associated with Mr. Zuckerman’s unvested long-term equity awards.

•

On March 22, 2013, the Company completed and fully placed in-service Two Patriots Park, a Class A office redevelopment project with approximately 256,000 net rentable square feet located in Reston, Virginia. The property is 100% leased.

•

On March 27, 2013, the Company completed an underwritten public offering of 8,000,000 depositary shares, each representing a 1/100th of a share of its newly designated 5.25% Series B Cumulative Redeemable Preferred Stock, at a price of $25.00 per depositary share. The net proceeds from this offering were approximately $194 million, after deducting the underwriting discount and transaction expenses.

•

On March 28, 2013, the Company executed a binding contract for the sale of its 303 Almaden property located in San Jose, California for a sale price of $40.0 million. 303 Almaden is a Class A office property totaling approximately 158,000 net rentable square feet. The carrying value of the property exceeds its net sale price and as a result the Company has recognized an impairment loss totaling approximately $3.2 million during the first quarter of 2013 which is excluded from FFO in accordance with NAREIT’s definition. The sale is subject to the satisfaction of customary closing conditions and there can be no assurances that the sale will be consummated on the terms currently contemplated, or at all.

The impairment loss and operating results of this property through the execution date of the binding contract have been classified as discontinued operations on a historical basis for all periods. In addition, the Company recognized an impairment loss of approximately $8.3 million, which is included in FFO, to reduce the carrying value of its adjacent Almaden land parcel in San Jose, California to its estimated fair market value at March 31, 2013.

•

On March 29, 2013, the Company completed the acquisition of a parcel of land located in Reston, Virginia for a purchase price of approximately $27.0 million. The land parcel is commercially zoned for 250,000 square feet of office space.

•

On March 31, 2013, a joint venture in which the Company has a 30% interest completed and fully placed in-service 500 North Capitol Street, NW, a Class A office redevelopment project with approximately 232,000 net rentable square feet located in Washington, DC. The property is currently 84% leased.

Transactions completed subsequent to March 31, 2013:

•

On April 1, 2013, the Company was designated as the Owner’s Representative by Harvard Planning and Project Management to provide development management services for the new Health and Life Sciences Facility.

•

On April 1, 2013, the Company used available cash to repay the mortgage loan collateralized by its 140 Kendrick Street property located in Needham, Massachusetts totaling approximately $47.6 million. The mortgage loan bore interest at a fixed rate of 7.51% per annum and was scheduled to mature on July 1, 2013. There was no prepayment penalty.

•

On April 4, 2013, a joint venture in which the Company has a 50% interest obtained construction financing collateralized by its Annapolis Junction Building Seven development project located in Annapolis, Maryland totaling $22.0 million. The construction financing bears interest at a variable rate equal to LIBOR plus 1.65% per annum and matures on April 4, 2016, with two, one-year extension options, subject to certain conditions.

•

On April 10, 2013, the Company acquired the Mountain View Research Park and Mountain View Technology Park properties from its Value-Added Fund for an aggregate purchase price of approximately $233.5 million. In conjunction with the acquisition, the Value-Added Fund repaid the mortgage loans collateralized by the Mountain View Research Park and Mountain View Technology Park properties totaling approximately $90.0 million and $20.0 million, respectively, as well as the outstanding loans payable to the Company’s Operating Partnership totaling approximately $8.6 million and $3.7 million, respectively. Prior to the acquisition, the Company’s ownership interest in the properties was approximately 39.5%. As a result of the acquisition, the Company owns 100% of the properties and will account for them prospectively on a consolidated basis. The Company projects these properties’ annualized 2013 Unleveraged FFO Return to be 8.4% and annualized 2013 Unleveraged Cash Return to be 7.4%. The calculation of these returns and related disclosures are presented on the accompanying table entitled “Projected Annualized 2013 Returns on Operating Property Acquisition.” There can be no assurance that actual returns will not differ materially from these projections.

•

On April 10, 2013, a joint venture in which the Company has a 60% interest executed a binding contract for the sale of its 125 West 55th Street property located in New York City for a sale price of $470.0 million, subject to the assumption by the buyer of the mortgage loan collateralized by the property totaling approximately $199.0 million. 125 West 55th Street is a Class A office property totaling approximately 588,000 net rentable square feet. The sale is subject to the satisfaction of customary closing conditions and there can be no assurances that the sale will be consummated on the terms currently contemplated, or at all.

•

On April 11, 2013, the Company’s Operating Partnership completed a public offering of $500.0 million in aggregate principal amount of its 3.125% senior unsecured notes due 2023. The notes were priced at 99.379% of the principal amount to yield an effective rate (including financing fees) of 3.279% to maturity. The notes will mature on September 1, 2023, unless earlier redeemed. The aggregate net proceeds from the offering were approximately $492.5 million after deducting the underwriting discount and transaction expenses.

•

On April 15, 2013, the Company announced that holders of its Operating Partnership’s 3.75% Exchangeable Senior Notes due 2036 (the “Notes”) have the right to surrender their Notes for purchase by the Operating Partnership (the “Put Right”) on May 18, 2013. The opportunity to exercise the Put Right will expire at 5:00 p.m., New York City time, on May 13, 2013. On April 15, 2013, the Company also announced that the Operating Partnership issued a notice of redemption to the holders of the Notes to redeem, on May 18, 2013 (the “Redemption Date”), all of the Notes outstanding on the Redemption Date. In connection with the redemption, holders of the Notes have the right to exchange their Notes prior to 5:00 p.m., New York City time, on May 16, 2013. Notes with respect to which the Put Right is not exercised (or is exercised and subsequently withdrawn) and that are not surrendered for exchange prior to 5:00 p.m., New York City time, on May 16, 2013, will be redeemed by the Operating Partnership at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. As of April 30, 2012, there was approximately $450.0 million aggregate principal amount of the Notes outstanding.

•

On April 25, 2013, the Company commenced construction of its 601 Massachusetts Avenue development project totaling approximately 478,000 net rentable square feet located in Washington, DC. The project is currently approximately 79% pre-leased.

EPS and FFO per Share Guidance:

The Company’s guidance for the second quarter and full year 2013 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. Except as described below, the estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise referenced during the conference call referred to below. Our prior full year 2013 FFO guidance, which was $5.06-$5.18 per share, has been updated to $4.97-$5.07 per share. The changes to our FFO estimates include approximately ($0.14) per share of additional general and administrative expense associated with CEO succession, an approximately ($0.05) per share impairment charge on a parcel of land in San Jose, California, approximately ($0.05) per share of dividends payable on the newly issued 5.25% Series B Cumulative Redeemable Preferred Stock, offset by approximately $0.08 per share of improvement in portfolio operations, approximately $0.06 per share of lower interest expense due to increased capitalized interest on development projects, and approximately $0.01 per share from our acquisition and disposition activity, including the acquisition of the Mountain View Research Park and Technology Park properties and the expected dispositions of our joint venture interest in 125 West 55th Street and our 303 Almaden property. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, other possible capital markets activity or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization, impairment losses or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below.

	Second Quarter 2013			Full Year 2013
	Low	-	High	Low	-	High
Projected EPS (diluted)	$0.85	-	$0.87	$2.27	-	$2.37
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.80	-	0.80	3.20	-	3.20
Less:
Projected Company Share of Gains on Sales of Real Estate	0.40	-	0.40	0.50	-	0.50

Projected FFO per Share (diluted)	$1.25	-	$1.27	$4.97	-	$5.07

Boston Properties will host a conference call on Wednesday, May 1, 2013 at 10:00 AM Eastern Time, open to the general public, to discuss the first quarter 2013 results, the 2013 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (877) 706-4503 (Domestic) or (281) 913-8731 (International) and entering the passcode 35668340. A replay of the conference call will be available through May 15, 2013, by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International) and entering the passcode 35668340. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ first quarter 2013 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office space, one hotel, three residential properties and four retail properties. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, New York, Princeton, San Francisco and Washington, DC.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, satisfaction of the closing conditions to the pending transactions described above, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the uncertainties of investing in new markets, the costs and availability of financing, the effectiveness of our interest rate hedging contracts, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions (including the impact of the European sovereign debt issues), the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the second quarter and full fiscal year 2013, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(in thousands, except for share amounts)
	(unaudited)
ASSETS

Real estate	$13,550,889	$13,581,454
Construction in progress	1,145,517	1,036,780
Land held for future development	503,684	275,094
Less: accumulated depreciation	(2,929,385)	(2,934,160)

Total real estate	12,270,705	11,959,168

Cash and cash equivalents	909,376	1,041,978
Cash held in escrows	55,410	55,181
Investments in securities	13,825	12,172
Tenant and other receivables, net of allowance for doubtful accounts of $1,656 and $1,960, respectively	75,849	69,555
Related party notes receivable	282,307	282,491
Interest receivable from related party notes receivable	106,313	104,816
Accrued rental income, net of allowance of $1,589 and $1,571, respectively	612,041	598,199
Deferred charges, net	572,890	588,235
Prepaid expenses and other assets	71,756	90,610
Investments in unconsolidated joint ventures	652,807	659,916

Total assets	$15,623,279	$15,462,321

LIABILITIES AND EQUITY

Liabilities:
Mortgage notes payable	$3,053,798	$3,102,485
Unsecured senior notes, net of discount	4,639,843	4,639,528
Unsecured exchangeable senior notes, net of discount	1,177,877	1,170,356
Unsecured line of credit	—	—
Accounts payable and accrued expenses	210,359	199,102
Dividends and distributions payable	110,886	110,488
Accrued interest payable	99,491	72,461
Other liabilities	316,683	324,613

Total liabilities	9,608,937	9,619,033

Commitments and contingencies	—	—

Noncontrolling interest:
Redeemable preferred units of the Operating Partnership	110,876	110,876

Redeemable interest in property partnership	98,216	97,558

Equity:
Stockholders’ equity attributable to Boston Properties, Inc.
Excess stock, $0.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Series B - 5.25% cumulative redeemable preferred stock, $0.01 par value, liquidation preference $2,500 per share, 92,000 shares authorized, 80,000 shares issued and outstanding at March 31, 2013	200,000	—
Common stock, $0.01 par value, 250,000,000 shares authorized, 151,718,424 and 151,680,109 shares issued and 151,639,524 and 151,601,209 shares outstanding at March 31, 2013 and December 31, 2012, respectively	1,516	1,516
Additional paid-in capital	5,232,030	5,222,073
Dividends in excess of earnings	(160,697)	(109,985)
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(13,253)	(13,817)

Total stockholders’ equity attributable to Boston Properties, Inc.	5,256,874	5,097,065

Noncontrolling interests:
Common units of the Operating Partnership	540,103	539,753
Property partnerships	8,273	(1,964)

Total equity	5,805,250	5,634,854

Total liabilities and equity	$15,623,279	$15,462,321

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
	March 31,
	2013	2012
	(in thousands, except for per share amounts)
Revenue
Rental
Base rent	$377,728	$354,825
Recoveries from tenants	64,429	51,648
Parking and other	23,830	22,259

Total rental revenue	465,987	428,732
Hotel revenue	8,291	6,816
Development and management services	8,736	8,145

Total revenue	483,014	443,693

Expenses
Operating
Rental	172,620	155,842
Hotel	7,044	6,099
General and administrative	43,571	27,619
Transaction costs	443	2,104
Impairment loss	8,306	—
Depreciation and amortization	120,595	108,462

Total expenses	352,579	300,126

Operating income	130,435	143,567
Other income (expense)
Income from unconsolidated joint ventures	8,721	11,721
Interest and other income	1,471	1,646
Gains from investments in securities	735	801
Gains from early extinguishments of debt	—	767
Interest expense	(100,433)	(103,237)

Income from continuing operations	40,929	55,265
Discontinued operations
Income from discontinued operations	61	570
Gain on forgiveness of debt from discontinued operations	20,182	—
Impairment loss from discontinued operations	(3,241)	—

Net income	57,931	55,835
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(2,574)	(546)
Noncontrolling interest - redeemable preferred units of the Operating Partnership	(1,180)	(801)
Noncontrolling interest - common units of the Operating Partnership	(4,358)	(5,973)
Noncontrolling interest in discontinued operations—common units of the Operating Partnership	(1,819)	(61)

Net income attributable to Boston Properties, Inc.	48,000	48,454
Preferred dividends	(146)	—

Net income attributable to Boston Properties, Inc. common shareholders	$47,854	$48,454

Basic earnings per common share attributable to Boston Properties, Inc. common shareholders:
Income from continuing operations	$0.22	$0.33
Discontinued operations	0.10	—

Net income	$0.32	$0.33

Weighted average number of common shares outstanding	151,646	148,343

Diluted earnings per common share attributable to Boston Properties, Inc. common shareholders:
Income from continuing operations	$0.21	$0.33
Discontinued operations	0.10	—

Net income	$0.31	$0.33

Weighted average number of common and common equivalent shares outstanding	151,952	148,746

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

(Unaudited)

	Three months ended
	March 31,
	2013	2012
	(in thousands, except for per share amounts)

Net income attributable to Boston Properties, Inc. common shareholders	$47,854	$48,454

Add:
Preferred dividends	146	—
Noncontrolling interest in discontinued operations - common units of the
Operating Partnership	1,819	61
Noncontrolling interest - common units of the Operating Partnership	4,358	5,973
Noncontrolling interest - redeemable preferred units of the Operating Partnership	1,180	801
Noncontrolling interests in property partnerships	2,574	546
Impairment loss from discontinued operations	3,241	—
Less:
Income from discontinued operations	61	570
Gain on forgiveness of debt from discontinued operations	20,182	—

Income from continuing operations	40,929	55,265

Add:
Real estate depreciation and amortization (2)	142,555	132,618
Income from discontinued operations	61	570
Less:
Noncontrolling interests in property partnership’s share of funds from operations	3,038	1,010
Noncontrolling interest - redeemable preferred units of the Operating Partnership	1,180	801
Preferred dividends	146	—

Funds from operations (FFO) attributable to the Operating Partnership	179,181	186,642

Less:
Noncontrolling interest - common units of the Operating Partnership’s share of funds from operations	18,557	19,913

Funds from operations attributable to Boston Properties, Inc.	$160,624	$166,729

Boston Properties, Inc.’s percentage share of funds from operations - basic	89.86%	89.33%

Weighted average shares outstanding - basic	151,646	148,343

FFO per share basic	$1.06	$1.12

Weighted average shares outstanding - diluted	153,259	150,140

FFO per share diluted	$1.06	$1.12

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) attributable to Boston Properties, Inc. (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

FFO should not be considered as an alternative to net income attributable to Boston Properties, Inc. (determined in accordance with GAAP) as an indication of our performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO should be compared with our reported net income attributable to Boston Properties, Inc. and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $120,595 and $108,462, our share of unconsolidated joint venture real estate depreciation and amortization of $21,657 and $23,121, and depreciation and amortization from discontinued operations of $596 and $1,403, less corporate-related depreciation and amortization of $293 and $368 for the three months ended March 31, 2013 and 2012, respectively.

BOSTON PROPERTIES, INC.

PROJECTED ANNUALIZED 2013 RETURNS ON

OPERATING PROPERTY ACQUISITION

FOR THE NINE MONTHS ENDING DECEMBER 31, 2013

(dollars in thousands)

Mountain View Research & Technology Parks

Base rent and recoveries from tenants	$16,308
Straight-line rent	420
Fair value lease revenue	1,175

Total rental revenue	17,903

Operating Expenses	3,241

Revenue less Operating Expenses	14,662

Depreciation and amortization	13,125

Net income	$1,537

Add:
Depreciation and amortization	13,125

Unleveraged FFO (1)	$14,662

Less:
Straight-line rent	(420)
Fair value lease revenue	(1,175)

Unleveraged Cash	$13,067

Purchase price	$233,500
Estimated closing and other costs	500

Total Unleveraged Investment	$234,000

Annualized Unleveraged FFO Return (1)	8.4%

Annualized Unleveraged Cash Return (2)	7.4%

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, impairment losses on depreciable real estate of consolidated real estate, impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. Unleveraged FFO excludes, among other items, interest expense, which may vary depending on the level of corporate debt or property-specific debt. Annualized Unleveraged FFO Return is also a non-GAAP financial measure that is determined by dividing (A) Unleveraged FFO (based on annualizing the projected results for the nine months ending December 31, 2013) by (B) the Company’s Total Unleveraged Investment. Management believes projected Annualized Unleveraged FFO Return is a useful measure in the real estate industry when determining the appropriate purchase price for a property or estimating a property’s value. When evaluating acquisition opportunities, management considers, among other factors, projected Annualized Unleveraged FFO Return because it excludes, among other items, interest expense (which may vary depending on the level of corporate debt or property-specific debt), as well as depreciation and amortization expense (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates). Other factors that management considers include its cost of capital and available financing alternatives. Other companies may compute FFO, Unleveraged FFO and Annualized Unleveraged FFO Return differently and these are not indicators of a real estate asset’s capacity to generate cash flow.
(2)	Annualized Unleveraged Cash Return is a non-GAAP financial measure that is determined by dividing (A) Unleveraged Cash (based on annualizing the projected results for the nine months ending December 31, 2013) by (B) the Company’s Total Unleveraged Investment. Other real estate companies may calculate this return differently. Management believes that projected Annualized Unleveraged Cash Return is also a useful measure of a property’s value when used in addition to Annualized Unleveraged FFO Return because, by eliminating the effect of straight-lining of rent and the treatment of in-place above- and below-market leases, it enables an investor to assess the projected cash on cash return from the property over the forecasted period.

Management is presenting these projected returns and related calculations to assist investors in analyzing the Company’s acquisition. Management does not intend to present this data for any other purpose, for any other period or for its other properties, and is not intending for these measures to otherwise provide information to investors about the Company’s financial condition or results of operations. The Company does not undertake a duty to update any of these projections. There can be no assurance that actual returns will not differ materially from these projections.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	March 31, 2013	December 31, 2012
Boston	90.6%	90.5%
New York	94.5%	93.7%
Princeton	78.3%	78.2%
San Francisco	89.1%	90.1%
Washington, DC	95.0%	94.3%

Total Portfolio	91.7%	91.4%

	% Leased by Type
	March 31, 2013	December 31, 2012
Class A Office Portfolio	91.8%	91.4%
Office/Technical Portfolio	90.6%	90.6%

Total Portfolio	91.7%	91.4%